Exhibit 5.1

[ORACLE LETTERHEAD]

December 19, 2018

Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about December 19, 2018, in connection with the registration under the Securities Act of 1933, as amended, of 143,234 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), of which (i) 13,552 Shares are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Share Purchase Agreement, dated as of September 17, 2018 (the “Iridize Purchase Agreement”), by and among the Company, OC Acquisition Israel Ltd., a subsidiary of the Company, Iridize Ltd. (“Iridize”), the Selling Shareholders and the Holder Representative, (ii) 84,500 Shares are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of October 16, 2018 (the “goBalto Merger Agreement”), by and among the Company, OC Acquisition LLC and Guam Acquisition Corporation, each a subsidiary of the Company, goBalto, Inc. (“goBalto”) and the Holder Representative and (iii) 45,182 Shares are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of October 22, 2018 (together with the Iridize Purchase Agreement and the goBalto Merger Agreement, the “Acquisition Agreements”), by and among the Company, OC Acquisition LLC and Delphi Acquisition Corporation, each a subsidiary of the Company, DataFox Intelligence, Inc. (“DataFox”) and the Holder Representative.

Pursuant to the Acquisition Agreements, the Company assumed outstanding equity awards of (a) Iridize under the Iridize Ltd. 2018 Equity Incentive Plan, as amended (the “Iridize Plan”), (b) goBalto under the goBalto, Inc. (f/k/a Pacbook, Inc.) 2008 Equity Incentive Plan, as amended (the “goBalto Plan”) and (c) DataFox under the DataFox Intelligence, Inc. 2013 Equity Incentive Plan, as amended (together with the Iridize Plan and the goBalto Plan, the “Plans”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares.  It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plans, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

Sincerely,
/s/ BRIAN S. HIGGINS
Brian S. Higgins
Vice President, Associate General Counsel and Secretary